Exhibit 4.5
THIS WARRANT AND THE SHARES ISSUED UPON ITS
EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON
TRANSFER SET FORTH IN SECTION 6 OF THIS WARRANT
Warrant No. 4,528,986
Date of Issuance: November 30, 2006
Original Issue Date: November 30, 2006
GLORI OIL LIMITED
Purchase Warrant
(Void after November 30, 2013)
     GLORI OIL LIMITED, a Delaware corporation (the “Company”), for value received, hereby certifies that GTI Glori Oil Fund I L.P., or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of consummation of the Next Equity Financing and on or before 5:00 p.m. (Eastern time) on November 30, 2013, up to such number of Warrant Shares of the Company as is equal to the Warrant Number, at a purchase price per share equal to the Purchase Price.
     1. Definitions. As used herein the following terms have the following respective meanings:
          (a) “Warrant Shares” means, subject to adjustment as provided herein, the class and/or series of securities issued by the Company in the Next Equity Financing.
          (b) “Warrant Number” means, subject to adjustment as provided herein, the number obtained by dividing the Note Amount by the Purchase Price then in effect.
          (c) “Purchase Price” means, subject to adjustment as provided herein, the price per share at which the Company sells equity securities in the Next Equity Financing.
          (d) “Next Equity Financing” means the next transaction or series of related transactions in which the Company sells equity securities and in which the gross proceeds to the Company equal or exceed $3,000,000 (excluding the amount of any Promissory Notes (the “Notes”) of the Company originally issued on or near the Original Issue Date (as set forth above) to be converted into shares of such equity securities at the closing of such transaction).
          (e) “Note Amount” means the aggregate principal amount of one or more Notes from the Company to the original Registered Holder and originally issued on or near the Original Issue Date.

     2. Exercise.
          (a) Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.
          (b) Cashless Exercise.
               (i) The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 2(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X =	Y(A-B)
A

Where: X =	the number of Warrant Shares that shall be issued to the Registered Holder;

Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

A =	the Fair Market Value (as defined below) of one Warrant Share; and

B =	the Purchase Price then in effect.
               (ii) The Fair Market Value per Warrant Share shall be determined as follows:
                         (1) If the Warrant Shares are listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date (as defined below), the Fair Market Value per Warrant Share shall be deemed to be the average of the high and low reported sale prices per Warrant Share thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per Warrant Share shall be determined pursuant to clause (2)).

                         (2) If the Warrant Shares are not listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per Warrant Share shall be deemed to be the amount determined in good faith by the Board of Directors of the Company (the “Board”) to represent the fair market value per Warrant Share; and, upon request of the Registered Holder, the Board shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, make such a determination and notify the Registered Holder of the Fair Market Value per Warrant Share.
               (c) Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 2(a) or 2(b) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 2(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.
               (d) Issuance of Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:
                    (i) a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 4 hereof; and
                    (ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 2(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).
     3. Adjustments.
          (a) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding Warrant Shares, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding Warrant Shares, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
          (b) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Warrant Shares entitled to receive, a dividend or other distribution payable in additional Warrant Shares, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:
                         (1) the numerator of which shall be the total number of Warrant Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
                         (2) the denominator of which shall be the total number of Warrant Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Warrant Shares issuable in payment of such dividend or distribution;
provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.
          (c) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Warrant Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than Warrant Shares) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of Warrant Shares issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 3 with respect to the rights of the Registered Holder.
          (d) Conversion into Common Stock. If all of the outstanding Warrant Shares are converted into Common Stock of the Company in accordance with the terms of the Certificate of Incorporation of the Company, then, effective upon such conversion, (i) this Warrant shall be exercisable for such number of shares of Common Stock as is equal to the number of shares of Common Stock that each Warrant Share was converted into, multiplied by the number of Warrant Shares subject to this Warrant immediately prior to such conversion, and (ii) the Purchase Price shall be the Purchase Price in effect immediately prior to such conversion divided by the number of shares of Common Stock into which each Warrant Share was converted.
          (e) Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Warrant Shares are converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 3(a), 3(b), 3(c) or 3(d)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. Notwithstanding the foregoing sentence, if (x) there shall occur any Reorganization in which the Warrant Shares are converted into or exchanged for anything other than solely equity securities, and (y) the common stock of the acquiring or surviving company is publicly traded, then, as part of such Reorganization, (i) the Registered Holder shall have the right thereafter to receive upon the exercise hereof such number of shares of common stock of the acquiring or surviving company as is determined by multiplying (A) the number of Warrant Shares subject to this Warrant immediately prior to such Reorganization by (B) a fraction, the numerator of which is the Fair Market Value per Warrant Share as of the effective date of such Reorganization, as determined pursuant to subsection 2(b)(ii), and the denominator of which is the fair market value per share of common stock of the acquiring or surviving company as of the effective date of such transaction, as determined in good faith by the Board (using the principles set forth in subsection 2(b)(ii) to the extent applicable), and (ii) the exercise price per share of common stock of the acquiring or surviving company shall be the Purchase Price divided by the fraction referred to in clause (B) above. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.
          (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 3, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 15 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number and class or series of Warrant Shares and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

     4. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per Warrant Share, as determined pursuant to subsection 2(b)(ii) above.
     5. Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:
          (a) Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.
          (b) Accredited Investor. The Registered Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Act”).
          (c) Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.
     6. Transfers, etc.
          (a) This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is an entity to a wholly owned subsidiary of such entity, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 6, or (ii) a transfer made in accordance with Rule 144 under the Act.
          (b) Each certificate representing Warrant Shares shall bear a legend substantially in the following form:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

     The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.
          (c) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.
          (d) Subject to the provisions of Section 6 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).
     7. No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.
     8. Notices of Record Date, etc. In the event:
          (a) the Company shall take a record of the holders of Warrant Shares (or other securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
          (b) of any capital reorganization of the Company, any reclassification of the Warrant Shares, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and the Warrant Shares are not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or
          (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Warrant Shares (or such other securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their Warrant Shares (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

     9. Reservation of Stock. The Company agrees that upon the consummation of the Next Equity Financing, it will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.
     10. Exchange or Replacement of Warrants.
          (a) Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 6 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of Warrant Shares (or other securities, cash and/or property) then issuable upon exercise of this Warrant.
          (b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.
     11. Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.
     12. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Warrant Shares by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the Warrant Shares acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

     13. Amendment or Waiver. This Warrant is one of a series of Warrants issued by the Company, all with on or near the same Original Issue Date and of like tenor, except as to the number of Warrant Shares subject thereto (collectively, the “Company Warrants”). Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and (i) prior to the conversion of the Notes at the Next Equity Financing, holders of Notes representing at least two-thirds of the Note Amount held by all holders of the Notes and (ii) after conversion of the Notes at the Next Equity Financing, the holders of Company Warrants representing at least two-thirds of the number of Warrant Shares then subject to outstanding Company Warrants. Notwithstanding the foregoing, (a) this Warrant may be amended and the observance of any term hereunder may be waived without the written consent of the Registered Holder only in a manner which applies to all Company Warrants in the same fashion and (b) the number of Warrant Shares subject to this Warrant and the Purchase Price of this Warrant may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the Registered Holder (it being agreed that an amendment to or waiver under any of the provisions of Section 3 of this Warrant shall not be considered an amendment of the number of Warrant Shares or the Purchase Price). The Company shall give prompt written notice to the Registered Holder of any amendment hereof or waiver hereunder that was effected without the Registered Holder’s written consent. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
     14. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.
     15. Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).
     16. Facsimile Signatures. This Warrant may be executed by facsimile signature.
     EXECUTED as of the Date of Issuance indicated above.

Glori Oil Limited
By:	/s/ Jonathan Schulhof
Jonathan Schulhof, Chairman

EXHIBIT I
PURCHASE FORM

To:	Dated:
     The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby elects to purchase (check applicable box):
     ø ___Warrant Shares of Glori Oil Limited covered by such Warrant; or
     ø the maximum number of Warrant Shares covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 2(b).
     The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):
ø	$_____in lawful money of the United States; and/or

ø	the cancellation of such portion of the attached Warrant as is exercisable for a total of_____ Warrant Shares (using a Fair Market Value of $_____ per share for purposes of this calculation); and/or

ø	the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(b).

Signature:

Address:

EXHIBIT II
ASSIGNMENT FORM
     FOR VALUE RECEIVED, _____________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. _____) with respect to the number of Warrant Shares of Glori Oil Limited covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:
Signature Guaranteed:
By:
The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.